Exhibit 4.3

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 29, 2006, among The Western Union Company, a Delaware corporation (the “Company”), First Financial Management Corporation, a Georgia corporation (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee entered into an Indenture dated as of September 29, 2006 pursuant to which the Company has issued $1,000,000,000 principal amount of its 5.930% Notes due October 1, 2016 (the “Notes”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture or in the Notes.

Section 2. The Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees the full and punctual payment (whether at stated maturity, upon redemption, acceleration or otherwise) of all principal of, premium, if any, and interest on, and all other amounts payable under, the Notes, and all other amounts payable by the Company under the Indenture with respect to the Notes (the “Guaranteed Obligations”). Upon failure by the Company to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 3. Guarantee Unconditional. The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee, the

Holder of any Note or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of, premium, if any, and interest on, and any other amounts payable under, the Notes, and any other amounts payable by the Company under the Indenture with respect of the Notes; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 4. Discharge; Reinstatement. The Guarantor’s obligations hereunder will remain in full force and effect until all Guaranteed Obligations have been paid in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 5. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Guarantor, the Company or any other Person.

Section 6. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company hereunder, the Guarantor will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution or otherwise from any other guarantor, with respect to such payment so long as any Guaranteed Obligation remains unpaid.

Section 7. Stay of Acceleration. If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Notes or the Indenture shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 8. Limitation on Amount of Guarantee. The Guarantor shall be liable hereunder only for amounts aggregating up to the largest amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 9. Release of Guarantee. Notwithstanding anything else contained herein or in the Indenture or the Notes, the obligations of the Guarantor hereunder will terminate upon:

(a) a sale or other disposition (including by way of consolidation or merger, other than a consolidation or merger with or into the Company) of the Guarantor or the sale or disposition of the assets of the Guarantor as an entirety or substantially as an entirety (in each case other than to the Company) otherwise permitted by the Indenture;

(b) the Guarantee Triggering Amount being reduced to an amount equal to or less than the greater of $300 million or 15% of Consolidated Net Worth; provided, however, that if at the time of such reduction the Guarantor guarantees any of the Company’s obligations under the Revolving Credit Facility, the guarantee of the Guarantor will not terminate under this clause (b) until the Guarantor does not guarantee the Company’s obligations under the Revolving Credit Facility;

(c) a consolidation or merger of the Guarantor with or into the Company; or

(d) defeasance or discharge of the Notes, as provided in Section 8.05 of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations hereunder.

Section 10. Consolidation, Merger or Sale of Assets by a Guarantor. The Guarantor may not

(a) consolidate with or merge with or into any Person;

(b) sell, convey, transfer or otherwise dispose of its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(c) permit any Person to merge with or into the Guarantor

unless:

(i) the other Person is the Company or any Restricted Subsidiary that is a guarantor or becomes a guarantor concurrently with the transaction; or

(ii) (A) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guarantee; and

(B) immediately after giving effect to the transaction, no Event of Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company) otherwise permitted by the Indenture or this Supplemental Indenture.

Section 11. Notices. As between the Guarantor, the Company and the Trustee, any notice or communication shall be sufficiently given if written and if delivered in person when received or if mailed by first class mail 5 days after mailing or if sent by facsimile transmission, when transmission is confirmed, in each case addressed as follows:

if to the Company:

The Western Union Company

100 Summit Avenue

Montvale, New Jersey 07645

Attention: General Counsel

Facsimile: (201) 263-6384

if to the Guarantor:

First Financial Management Corporation

12500 E. Mt. Belford Ave. M2385

Englewood, CO 80112

Attention: General Counsel’s Office

Telecopy: (720) 332-0515

Confirmation Telephone: (720) 332-5683

if to the Trustee:

Wells Fargo Bank, National Association

Corporate Trust & Escrow Services

N9303-110 MAC

Sixth & Marquette

Minneapolis, MN 55479

Attn: Vice President

The Company, the Guarantor or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Except as otherwise provided in the Indenture or this Supplemental Indenture, if a notice or communication is mailed in the manner provided in Section 10.02 of the Indenture or this Section 11, it is duly given, whether or not the addressee receives it.

Where the Indenture or the Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case it shall be impracticable to give notice as herein contemplated, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 12. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 13. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 14. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

(SEAL)	THE WESTERN UNION COMPANY, as the Company
Attest:

/s/ Darlene M. Luome	By:	/s/ Rajesh K. Agrawal
		Name:	Rajesh K. Agrawal
		Title:	Senior Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION as the Trustee

By:	/s/ Steven R. Gubrud
	Name:	Steven R. Gubrud
	Title:	Vice President

(SEAL)	FIRST FINANCIAL MANAGEMENT CORPORATION, as Guarantor
Attest:

/s/ Darlene M. Luome	By:	/s/ Rajesh K. Agrawal
		Name:	Rajesh K. Agrawal
		Title:	Vice President and Treasurer